Exhibit 99.1
Innovus Pharma Signs $2 Million a Year Exclusive License and Distribution Agreement with J&H Co. LTD for Zestra® for Female Sexual Arousal in South Korea

Agreement Currently Expected to Add $20 million in Revenues Over the Life of the Agreement

San Diego, CA, November 29, 2016 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men’s and women’s health and respiratory diseases, today announced the signing of an exclusive license and distribution agreement with J&H Co. LTD (“J&H”) for the commercialization of Zestra® in South Korea. The exclusive 10-year agreement includes a minimum of $2 million per year in sales to the Company for a total of $20 million over the life of the agreement.

“We are pleased to partner with such a successful consumer products distributor such as J&H, making Zestra® available to consumers in South Korea,” said Innovus CEO, Dr. Bassam Damaj. “This partnership, our 15th partnership outside the United States, shows our commitment to making our products commercially available in markets outside of the United States and achieving our 2017 goals of $15 million in revenue and profitability.”

Zestra® is currently exclusively partnered with Orimed Pharma in Canada, DanaLife in select European markets, Sothema Labs for the Middle East and North Africa, Elis Pharma in Turkey and certain select markets, Oz Biogenics for Myanmar and Vietnam, Biotask in Malaysia and non-exclusively to PT in Hong Kong and certain select Asian markets.

Zestra® is approved in Canada, India, Hong Kong, the United Arab Emirates (“UAE”), United Kingdom and Morocco. In addition to the United States, the largest market for Zestra®, Innovus Pharma currently generates Zestra® revenues from the following markets: Canada, Morocco, certain European countries and Hong Kong.
About Zestra® and FSI/AD

Zestra® is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in 276 women to increase in a statistical significant manner the arousal, desire and sexual satisfaction in FSI/AD women. To the Company’s knowledge, Zestra® is the first NHP product to receive approval for the indication of FSI/AD in Canada. To date, no product has been approved to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress.

Approximately 43% of women in the United States age 18 to 59, or 50 million, experience some form of Female Sexual Dysfunction (FSD) according to a published study. (Laumann, E.O. et al. Sexual Dysfunction in the United States: Prevalence and Predictors. JAMA, Feb. 10, 1999. vol. 281, No. 6.537-542). The FSD market is estimated to be more than $1 billion per year. For more information on Zestra® visit www.zestra.com.

About Innovus Pharmaceuticals, Inc.
Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and respiratory diseases. The Company generates revenues from its lead products (a) BTH® Testosterone Booster, (b) BTH® Human Growth Agent, (c) Zestra® for female arousal and (d) EjectDelay® for premature ejaculation and has an additional five marketed products in this space, including (e) Sensum+® for the indication of reduced penile sensitivity, (f) Zestra Glide®, (g)Vesele® for promoting sexual and cognitive health, (h) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality, (i) BTH Vision Formula, (j) BTH Blood Sugar, among others and eventually FlutiCare™ OTC for Allergic Rhinitis, if its ANDA is approved by the U.S. FDA.
For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com.
About J&H Co. LTD
Headquartered in Seoul, South Korea, J&H is a holding company involved in the retail sales and distribution of consumer products through its many subsidiaries including, Lotte retail stores in South Korea, Hermes, Janemoor Global Korea, Sonnenmoor Korea, JimmyJane Korea and The Gadget. In addition, J&H is the Korean partner for JD.com, or Jingdong Mall (formerly 360buy), one of Chinaís largest B2C online retailers and electronic commerce company and a major competitor of Alibabaís Tmall. For more information, please visit: http://ir.jd.com/phoenix.zhtml?c=253315&p=irol-newsArticle&ID=2085773.
Innovus Pharma's Forward-Looking Safe Harbor:
Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from the Zestra® product in South Korea, projected online subscribers, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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Contact:
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Chesapeake Group
410-825-3930
info@chesapeakegp.com
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